FOR IMMEDIATE RELEASE

STARWOOD COMPLETES AMENDMENT TO ITS EXISTING CREDIT AGREEMENTS

WHITE PLAINS, NY (April 28, 2009) – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced today that it has successfully completed an amendment to its existing Credit Agreements.

Among other things, the amendment:

1) Increases the maximum leverage calculation from 4.5 times to 5.5 times

2) Refines the definition of EBITDA to exclude cash restructuring charges

3) Maintains full capacity at $1.875 billion

The amendments were done in exchange for upfront fees, higher interest rates and some additional modifications to the agreements.  In addition, the Company pre-paid the $500 million bank term loan due June 29, 2009 by simultaneously drawing down its Revolver.

About Starwood Hotels & Resorts Worldwide, Inc.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 960 properties in 97 countries and approximately 145,000 employees at its owned and managed properties. Starwood® Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W®, Le Méridien®, and the recently announced AloftSM and ElementSM. Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

Investor contact:
Jason Koval
Vice President, Investor Relations
914-640-8165

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(866-478-2777) for photography or additional information.**